Exhibit 99.1

Zumiez Inc. Reports May 2008 Sales Results

Net Sales Increased 14.7% to $26.0 Million

May 2008 Comparable Store Sales Increased 0.2%

EVERETT, Wash.--(BUSINESS WIRE)--June 4, 2008--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 31, 2008 increased 14.7% to $26.0 million, compared to $22.7 million for the four-week period ended June 2, 2007. The company's comparable store sales increased 0.2% for the four-week period, versus a comparable store sales increase of 11.2% in the year ago period.

To hear the Zumiez prerecorded May sales message, please dial (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 309 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500, ext. 1564
Chief Financial Officer
or
Investors:
Integrated Corporate Relations
Chad Jacobs / Brendon Frey
203-682-8200